Exhibit 10.2

Derek Palaschuk

Box 580

Raymore, Sask, Canada

SOA 3GO

March 8, 2004

Charles Zhang

Chairman of the Board

Sohu.com Inc.

15F Bright China Building

Beijing China

Dear Charles,

As Carol Yu, Sohu.com Inc.’s (“Sohu”) new Chief Financial Officer, has commenced her employment with Sohu, please accept this as my formal resignation letter pursuant to our December 9, 2003 resignation letter agreement (the “Resignation Agreement”).

a) Effective March 8, 2004, I hereby resign from all officer, manager and director positions I hold in Sohu and all affiliated and related entities. Accordingly, for the relevant terms of the Resignation Agreement, the effective termination date of my employment will be March 8, 2004. This letter confirms that, notwithstanding that the termination of my employment is a resignation and not a termination by Sohu, such termination will be treated as if it were a termination by the Company under Section 2(a) of the Resignation Agreement and not a resignation by me under Section 2(b) of the Resignation Agreement with the result that I shall be entitled to continued vesting of options under Section 3 of the Resignation Agreement and severance in accordance with Section 4 of the Resignation Agreement.

b) Commencing on March 8, 2004 and ending June 30, 2004, I will serve as a part-time consultant for Sohu reporting to Carol Yu. My consulting fees shall be $75 per hour, with a maximum of $550 for any single day, plus approved out-of-pocket expenses. Carol Yu will have the authority to determine the amount of my consulting time that the transition of my duties to her requires, and to approve payments to me under this letter agreement. During the consulting period, I will be free to seek full time employment or provide consulting services to other entities, but in any event will ensure that I have sufficient time to assist Carol Yu as she deems necessary. Sohu may terminate my consulting arrangement at any time by written or oral notice to me.

c) Sohu and I agree to delete the last sentence of Section 6 of the Resignation Agreement and replace it with the following:

“Sohu and you agree that your employment with or provision of services to a person or entity that provides on-line games, operates an on-line travel website or operates a “vertical website” in single internet areas such as auction, e-commerce, financial, real estate or wireless services will not constitute a violation of Section 1 of the Employee Obligations Agreement (as defined in the January 1, 2003 employment agreement between me and Sohu). However, without limiting the Employee Obligations Agreement, my engaging, directly or indirectly, in any business relationship with Wizgate or Pixel without the prior written approval of Sohu will be considered to be such a violation.”

d) Sohu and I hereby agree that, notwithstanding anything to the contrary in the Resignation Letter or the Employee Obligations Agreement, my engaging (directly or through future employer(s)) third parties who provide goods or services to Sohu or its affiliates to provide goods or services to me or my future employer(s) shall not be deemed to be a violation of the terms of Section 2 of my Employee Obligations Agreement, provided that I do not directly or indirectly cause such third parties to cease providing such goods or services to Sohu or its affiliates or to diminish the supply of the same to Sohu or its affiliates.

e) Sohu and I agree that this letter agreement shall amend the Resignation Agreement and the Employee Obligations Agreement in the manners stated above. Except as expressly set forth above and as modified by the Resignation Agreement, I hereby affirm the terms and conditions of, and my continuing obligations under, the Employee Obligations Agreement.

f) In exchange for Sohu’s promises and agreements contained herein, and subject in all events to the effectiveness of this letter agreement, I hereby agree, on my own behalf, and on behalf of my heirs, successors and assigns, that the terms of this letter agreement will be in complete and final settlement of any and all claims, rights, interests, demands, compensation and damages (“Claims”), whether known or unknown, of every name and nature, both in law and equity, I have or may have, or have ever had from the beginning of the world to this date, against Sohu or any affiliated or related entity (collectively with Sohu, the “Sohu Group”), or any director, officer, employee, independent contractor, consultant, stockholder, manager, member, partner, trustee, beneficiary or agent of any of the foregoing through the date hereof, in any way relating to or arising out of my employment with Sohu, and the termination of such employment. This release does not release Sohu from any of its obligations under this letter agreement.

In exchange for my promises and agreements contained herein, and subject in all events to the effectiveness of this letter agreement, Sohu agrees that the terms of this letter agreement will be in complete and final settlement of any and all Claims, whether known or unknown, of every name and nature, both in law and equity, it has or may have, or has ever had from the beginning of the world to this date, against me through the date it has signed this letter agreement, in any way related to or arising out of my employment with Sohu and the termination of such employment. This release does not release me from, or waive any of the rights of Sohu or any other member of the Sohu Group with respect to, (i) any of my obligations under this letter agreement or (ii) any act or omission that constitutes gross negligence, intentional misconduct, fraud, bad faith or a knowing material violation of law.

g) Section 10 of the Resignation Agreement is hereby incorporated herein by reference, with all references to the “Letter Agreement” being interpreted as also including this letter agreement.

Very truly yours,

/s/ Derek Palaschuk

Derek Palaschuk

Accepted and agreed to:

By:	/s/ Charles Zhang

Charles Zhang Sohu.com Inc. Chairman of the Board and Chief Executive Officer